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                                                                    EXHIBIT 12.2

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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
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                                                                  Three months ended                  Six months ended
                                                                       June 30,                           June 30,
(dollar amounts in thousands)                                    1994           1993                  1994        1993
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
Income before income taxes                                   $217,807       $169,102              $431,467    $236,729

Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                           67,037         61,259               128,504     115,344
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    Total earnings (as defined), excluding
     interest on deposits                                     284,844        230,361               559,971     352,073

Interest on deposits                                          116,505        108,441               218,300     225,394
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    Total earnings (as defined)                              $401,349       $338,802              $778,271    $577,467
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Preferred stock dividend requirements (a)                    $ 25,075       $ 25,075              $ 50,124    $ 55,182
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Ratio of earnings (as defined) to fixed charges:

  Excluding interest on deposits                                 4.25           3.76                  4.36        3.05

  Including interest on deposits                                 2.19           2.00                  2.24        1.69

Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:

  Excluding interest on deposits                                 3.09           2.67                  3.13        2.06

  Including interest on deposits                                 1.92           1.74                  1.96        1.46
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

(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends. Series K nonredeemable perpetual preferred stock was issued on January 25, 1993. Accordingly, preferred stock dividends were not accrued for this security prior to its issue date.




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